Amendment to

 Investment Sub-Advisory Agreement between Curian Capital, LLC,

Franklin Advisers, Inc., and Curian Variable Series Trust

This Amendment is made by and between Curian Capital, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Franklin Advisers, Inc., a California corporation and registered investment adviser (“Sub-Adviser”), and Curian Variable Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of December 19, 2011 (“Agreement”), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust, as specified on Schedule A of the Agreement (“Fund”).

Whereas, the parties have agreed to amend the following sections of the Agreement:

Section 3. “Management”; and
Section 12. “Duration and Termination”.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

Delete the existing sub-paragraph e) in Section 3. “Management” after the heading entitled “The Sub-Adviser further agrees that it” in its entirety and replace it with the following:

e)
as a service provider to the Funds will cooperate fully with the Chief Compliance Officer of the Trust in the execution of his/her responsibilities to monitor service providers to the Funds under Rule 38a-1 under the 1940 Act, including providing documents (such as the reports created annually pursuant to Section 206(4)-7 of the Investment Advisers Act of 1940 for each Sub-Adviser) pertaining to the sub-advisory services provided by the Sub-Adviser to the Funds as reasonably requested by the Chief Compliance Officer of the Trust, unless the provision of such documents would violate a legal or contractual restriction or order applicable to the Sub-Adviser or its affiliates;

Add the following as a new sub-paragraph c) in Section 3. “Management” after the heading entitled “The Sub-Adviser further agrees that it” and re-number all sub-paragraphs alphabetically thereafter:

c)
will comply with all foreign laws, regulations, and regulatory requirements as set forth by applicable foreign regulatory agencies, as they apply to sub-advisory services provided by the Sub-Adviser to the Funds;

Delete Section 12. “Duration and Termination” in its entirety, and replace it with the following:

12.         Duration and Termination.  The Agreement will become effective as to a Fund upon execution or, if later, on the date that initial capital for such Fund is first provided to it and,

unless sooner terminated as provided herein, will continue in effect for two years from the effective date of the initial Investment Sub-Advisory Agreement with regard to all Fund(s) covered by this Agreement.  Thereafter, if not terminated as to a Fund, this Agreement will continue from year to year through December 31st for each Fund covered by this Agreement, as listed on Schedule A, provided that such continuation is specifically approved at least annually by the Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund, and in either event approved also by a majority of the Trustees of the Trust who are not interested persons of the Trust, or of the Adviser, or of the Sub-Adviser. Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, on sixty days’ written notice by the Trust or Adviser, or on sixty days’ written notice by the Sub-Adviser.  This Agreement will immediately terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” have the same meaning of such terms as in the 1940 Act.)  Sections 10 and 11 herein shall survive the termination of this Agreement.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of December 13, 2013, effective as of December 3, 2013.

Curian Capital, LLC		Franklin Advisers, Inc.

By:	/s/ Michael A. Bell	By:	/s/ Edward B. Jamieson
Name:	Michael A. Bell	Name:	Edward B. Jamieson
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

Curian Variable Series Trust

By:	/s/ Angela R. Burke
Name:	Angela R. Burke
Title:	Assistant Secretary